American Skandia Trust
For the period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77D
                  POLICIES WITH RESPECT TO SECURITY INVESTMENT
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                             AMERICAN SKANDIA TRUST
                       AST ALGER ALL-CAP GROWTH PORTFOLIO

      Prospectus and Statement of Additional Information dated May 1, 2004

                        Supplement dated October 20, 2004

         EFFECTIVE IMMEDIATELY, TERESA MCROBERTS AND PATRICK KELLY ARE THE PORTFOLIO MANAGERS FOR THE ALGER ALL-CAP GROWTH PORTFOLIO.

         The following replaces the portfolio manager discussion in the section of the prospectus titled "Management of the Trust -- Sub-advisors:"

         Fred M. Alger III is the chief market strategist for the Portfolio, overseeing the investments of the Portfolio. Mr. Alger, who founded Alger, has served as Chairman of the Board since 1964, and co-managed all of Alger's portfolios prior to 1995. Teresa McRoberts and Patrick Kelly are co-portfolio managers and are responsible for the day-to-day management of the Portfolio.

         Ms. McRoberts is Senior Vice President and Co-Portfolio Manager of Alger's all-cap portfolios. Ms. McRoberts returned to Alger in October 2001 after serving as a Portfolio Manager and Partner at Maximus Capital, a private investment management firm which she co-founded, and as a Vice President and Portfolio Manager at Morgan Stanley Dean Witter. From 1994 to 1998, Ms. McRoberts was a Vice President and Senior Health Care Analyst at Alger. Ms. McRoberts graduated with a B.B.A. from Oberlin College, and she earned her MBA degree from Columbia University.

         Mr. Kelly is Senior Vice President and Co-Portfolio Manager of Alger's all-cap portfolios. Mr. Kelly began his career as an investment banking analyst with SG Cowen in 1997 and joined Alger in 1999 as a Research Associate. In early 2001, Mr. Kelly was promoted to Associate Analyst and Assistant Vice President, and in September of 2001 was promoted to Analyst. Mr. Kelly was named Co-Portfolio Manager of Alger's all-cap portfolios in September 2004. Mr. Kelly graduated with honors from Georgetown University.